Exhibit 10.36

April 8, 2016

Paul C. Kirsch

[address redacted]

Dear Paul,

On behalf of The Chemours Company, it is a pleasure to offer you employment as the President, Fluoroproducts for Chemours.  Your position will be based in Wilmington, DE.  We would like to work towards a mid-May start date.

Please be advised this offer of employment is contingent upon approval by our Board of Directors. Based upon the terms of this offer of employment, your anticipated position with Chemours, and Chemours’ status as a U.S. public company, you and Chemours are subject to certain requirements under U.S. federal securities laws.  Accordingly, upon your acceptance of this offer of employment with Chemours, you agree to keep strictly confidential the terms of this offer of employment, you agree not disclose the identity of Chemours to your present employer until after Chemours makes a public announcement in accordance with applicable securities laws, and you (and members of your family) agree to refrain from transacting in Chemours common stock, or instructing others to do so on your behalf, until informed by Chemours that you are no longer subject to this restriction.

Annual Base Salary

Effective the day you report to work, we will pay you $550,000.00 yearly while employed. Future pay increases will be based on your performance and approval of the compensation committee consistent with our salary policy.

Annual Incentive Plan (AIP)

You will be eligible for participation in the Annual Incentive Plan (AIP), which is typically payable in February of the following year.  The target value of your AIP award is seventy-five percent (75%) of your annual base salary or $412,500 for the year ending December 31, 2016.  To receive the AIP award, you must be an employee at the end of the performance period.

Long Term Incentives (LTI)

You will be eligible to receive Long-Term Incentives (LTI) under the Chemours Equity and Incentive Plan. The grant is subject to approval by the Compensation

Committee of the Board of Directors. LTI is usually granted in February of each year.  The target value of your LTI award beginning in 2017 is $900,000.  The amount of your actual award can vary depending on company performance.

For 2016, you will receive a LTI award with an estimated value of $600,000.  Forty percent (40%) of the target value, approximately $240,000, will be granted in the form of nonqualified stock options featuring three-year equal graded vesting and a ten-year term.  The exercise price of the stock options awarded will be set equal to the closing share price of Chemours common stock on the New York Stock Exchange on your first day of employment with Chemours.  Sixty percent (60%) of the target value, approximately $360,000, will be granted in the form of performance share units for the three-year performance period 2016-2018 which will cliff vest December 31, 2018 subject to the satisfaction of performance conditions.  The number of performance share units awarded will be determined by dividing the target value by the closing share price of Chemours common stock on the New York Stock Exchange on your first day of employment with Chemours.

Signing Bonus

We are pleased to offer you a signing bonus of $650,000.00.  This sum is in consideration of: (1) the SAP incentive payment with an estimated value of $200,000 otherwise payable in July 2016; and (2) unvested Henkel Cash Performance Units with an estimated value of $450,000 also otherwise payable in July 2016.  We respectfully require evidence of forfeiture be provided prior to payment.  The bonus will be paid in one lump sum within sixty (60) days following the receipt of acceptable evidence.  The signing bonus is taxable, and all regular payroll taxes will be withheld.

In the unlikely event that you voluntarily terminate your employment or the Company terminates your employment for cause, within 1 year of your date of hire, you agree and will be responsible for reimbursing the Company for the full signing bonus. In such a case, the balance owed will be deducted from any payment due to you at such time of termination, including salary, severance payments, bonuses, and vacation. By your signature on this employment offer, you specifically agree and authorize the Company to withhold any payments issued prior to termination of employment, if that termination occurs before 1 year of your date of hire. The signing bonus will not be considered for purposes of determining benefits under Chemours Compensation and Benefit Plans.

Long-Term Incentive Buyout

Chemours will provide you with a one-time award of time-vested Restricted Stock Units (RSU) with a grant date value of $720,000.  The number of RSUs awarded will be determined by dividing the grant date value by the closing share price of Chemours common stock on the New York Stock Exchange on your first day of employment with Chemours.  This sum is in consideration of the outstanding unvested Cash Performance Units which will presumably be forfeited upon termination of employment with your current employer.  As with the signing bonus, we respectfully require evidence of forfeiture be provided prior to the award being granted.  The RSU award will vest 40% on the first anniversary of the grant date, 40% on the second anniversary of the grant date, and 20% on the third anniversary of the grant date.

Nonqualified Deferred Compensation

Our nonqualified Retirement Savings Restoration Plan ("RSRP") allows for deferral of compensation (up to 6% of compensation above the IRS compensation limit) on the same basis as provided under the qualified RSP plan. The RSRP provides a Company match of 100% of the first six percent of the employee's deferral.

Further, you will be provided the opportunity to participate in the Management Deferred Compensation Plan, which permits deferral of up to 60% of Base Salary, up to 60% of AIP and up to 100% of restricted stock units and performance share units (for eligible Corporate Officers).

Deferral elections are typically taken in May of each year.  An additional enrollment window is typically opened for new hires in November of each year.

Stock Ownership Guidelines

Contingent upon approval by our Board of Directors, as a Section 16 officer you will be a “Covered Executive” under The Chemours Company Stock Ownership Guidelines.  Based upon your position at hire, you will have five (5) years to acquire and maintain ownership of at least three (3) times your annual base salary of Chemours common stock.  Ownership levels are measured and reviewed annually.

Senior Executive Severance Plan

Contingent upon approval by our Board of Directors, as a Section 16 officer you will be eligible to participate in The Chemours Company Senior Executive Severance Plan.  Based on your position at hire you will be classified as a Tier 2 Participant.  In the event of a Qualifying Termination, you will be eligible to receive a lump sum Cash Payment equal to two times the Base Severance Payment (the sum of Base Salary and Target Annual Bonus), plus a pro-rated Target Annual Bonus for the calendar year in which the Date of Termination occurs, in addition to other benefits.

Benefits

Chemours offers a comprehensive, flexible benefits program that enables you to create a personalized package of benefits for you and your family. You must enroll within 31 calendar days of your hire date or you will be enrolled in the default coverage for YOU only - your dependents are not defaulted into coverage. Medical, Dental and Life Insurance elections are effective as of your date of hire. Other elections will become effective the first of the month following your enrollment.  You will receive information shortly after your hire date with instructions for enrolling through [web address redacted]. This website, along with the Chemours Benefits Service Center at [phone number redacted], are available to you for additional information and tools to help you select the right benefits programs for you and your family.

Retirement Savings Plan (RSP)

The Chemours Retirement Savings Plan (RSP) includes the following: $1.00 matching Company contribution per $1.00 employee contribution up to 6% of pay - for which you are immediately vested.  (Pay for this purpose is generally total cash compensation, including overtime, STIP, Local Performance Based Compensation and/or Sales Incentive Compensation, if eligible and subject to pay exclusions as outlined in the Plan document.)

Holidays
Chemours provides 12 paid holidays each year. For 2016, you are eligible for all remaining Company holidays. Paid holidays must be taken in the calendar year granted. The exact dates may vary from year to year and from site to site.

Vacation

You will be provided four (4) weeks of vacation per year.

Under the Company vacation plan, you may carry a maximum of 40 hours of vacation forward to the next year, if not taken.  Because additional "paid time off" must be granted outside the Company vacation plan, it cannot be carried forward to the following year if not used.  Should employment with the Company cease, you will be paid for any unused vacation for which you are eligible, and, if you have taken vacation in excess of accrued vacation, it will be deducted from your final pay. However, no payment can be made for any unused "paid time off" that was granted to you.

Relocation Benefits

Domestic Relocation benefits are being offered as part of your employment package. For additional details on the relocation benefits available to you, please see the attached Policy Summary. Once you have completed the hiring process a counselor from Weichert Relocation Resources Inc., our relocation vendor, will be in touch with you to begin the process. The relocation expenses paid to you will not be considered for purposes of determining benefits under Chemours Compensation and Benefit Plans.

In addition, for up to one year from your date of hire, Chemours will reimburse you for any personal expenses incurred for the movement of household goods from Amsterdam to the United States, not to exceed $10,000.

Relocation Repayment Agreement

By your signature on this employment offer, and in consideration of payment/advance of relocation expenses from The Chemours Company (Company) or its affiliates, and in the event that you voluntarily resign your employment from the Company, the Company terminates your employment for cause, or you decide not to relocate after receiving relocation benefits, you hereby agree to repay the Company all relocation expenses.

If employment termination occurs within the first 12 months of your relocation, you shall pay 100% of all monies given to you, paid on your behalf, or reimbursed to you under the relocation program; or, if employment termination occurs in 13 to 24 months after your relocation, you shall repay on a pro-rated basis.

As to any relocation expenses that you become obligated to repay to the Company, you agree and authorize the Company to withhold any payments issued prior to termination of employment, including salary, severance payments, bonuses, and vacation. You agree to repay any remaining relocation expenses within 30 days following the effective date of employment termination.

You also accept responsibility for any tax liabilities, credits and/or deductions that you may incur as a result of the agreement.

Conditions of Employment

As is customary, this offer is contingent upon the following:

•	Accepting the Company Employee Agreement (copy enclosed for your reference, which you will be asked to sign on your first day of employment).
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Completing a medical evaluation within 30 days prior to reporting to work. This evaluation may include a physical examination and will include a test for the presence of drugs, including marijuana, in your system.   A positive test for drugs, other than prescribed for you by your physician will constitute grounds for withdrawing the offer.

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Presentation of sufficient document(s) of your choice to complete the I-9 Employment Eligibility Verification establishing your identity and employment eligibility as required by the Immigration Reform and Control Act of 1986 which makes it unlawful for an employer to hire an individual not authorized for employment in the U.S.

•	Completing a background check with results that are acceptable to the Company.

Employment at the Company is at will. This means that your employment continues so long as both the Company and you agree that it should. Both the Company and you have the right to terminate the employment relationship at any time and for any or no reason.

We will need confirmation of your acceptance. As an acknowledgement of your acceptance, please sign the attached copy of this letter, scan and return to the attention of Beth Albright, Senior Vice President Human Resources, via email:  [email address redacted].  If you have any questions or wish to discuss the terms of this offer, please contact Beth Albright directly at: [phone number redacted]. We would like to have your decision no later than April 15, 2016.

We have an exciting and diverse team of exceptional people and believe you will contribute significantly as the leader of the Fluoroproducts Business. We trust the work ahead will provide you with the challenges you are seeking and anticipate your arrival to Chemours.

Sincerely,

Mark Vergnano

President and Chief Executive Officer

I accept this offer of employment.

____________________________

Paul C. Kirsch

____________________________

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